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                                                                      EXHIBIT 99

                       [WORLD ACCESS, INC. LETTERHEAD]




                                 SUMMARY:  WORLD ACCESS, INC. ACQUIRES
                                           CELLULAR INFRASTRUCTURE
                                           SUPPLY, INC.

                                 CONTACT:  Steven A. Odom    Chairman & CEO
                                           Hensley E. West   President & COO
                                           Mark A. Gergel    Exec. VP & CFO
                                           (404) 231-2025

FOR IMMEDIATE RELEASE

ATLANTA, GEORGIA - MARCH 31, 1997 - WORLD ACCESS, INC. (NASDAQ:WAXS), announced today that it has completed its acquisition of Cellular Infrastructure Supply, Inc. ("CIS"), a Burr Ridge, Illinois based provider of equipment and related design, installation and technical support services to the cellular, PCS and other wireless service industries. Pursuant to the terms of a Merger Agreement, the shareholders of CIS will receive $7.1 million, approximately half in cash and the balance in shares of World Access common stock, in exchange for their shares of CIS stock. In addition, the CIS shareholders have the right to receive additional consideration over the next three years, contingent upon the achievement of certain pre-tax profitability levels by CIS.

Steven A. Odom, Chairman and Chief Executive Officer, said "The acquisition of CIS is expected to be accretive to both World Access' earnings per share and net cash flow beginning in 1997. The products and services offered by CIS are in line with the Company's strategy to broaden its offering of wireless switching, transmission and access products and fully support its customers as they build new and/or upgrade existing telecommunications networks. The cellular equipment and service experience and expertise of CIS and its management team will significantly strengthen World Access' ability to develop new wireless product applications and provide its customers with enhanced technical support services. The principal market served by CIS (wireless service providers) is forecasted to grow to a $200 billion market by the year 2000. This market is a perfect complement to World Access' principal markets (traditional telephone service providers and private network operators), providing both companies with substantial cross-selling opportunities."

"We are pleased that John T. Simon, Brian A. Schuchman and Thomas R. Canham, the three principals of CIS, and their staff of industry professionals will continue to manage CIS as a wholly-owned subsidiary of World Access. CIS began operations in 1995, and sold approximately $13 million of products and services in its latest fiscal year. We are optimistic that World Access' financial strength, extensive U.S. and Latin American telecommunications customer base, advanced digital switching and wireless transmission products and broad range of electronic manufacturing and repair services will further support CIS's existing business and provide additional sales and profit growth opportunities for both companies".

World Access, Inc. develops, manufactures and markets wireline and wireless switching, transmission and access products primarily for the United States, Caribbean Basin and Latin American telecommunications markets. The Company offers digital switches, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, digital loop carriers, microwave and millimeterwave radio equipment and other wireless communications products. To support and complement its product sales, the Company also provides its customers with a broad range of design, manufacturing, testing, installation, repair and other value-added services. The Company is headquartered in Atlanta, Georgia and conducts its operations primarily from facilities in Orlando, Florida; Lakeland, Florida; Burr Ridge, Illinois; Dallas, Texas; Scottsdale, Arizona; Livermore, California and South Bend, Indiana.

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